Exhibit 4.3
SECURITY AGREEMENT
Dated as of
July 31, 2009
made by and between
Basic Energy Services, Inc.
and
Each of the other Grantors (as defined herein)
in favor of
The Bank of New York Mellon Trust Company, N.A., as Trustee

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EXHIBIT A – Form of Irrevocable De-Registration and Export Request Authorization

SCHEDULES:
1.01	Maritime Assets
3.01	Financing Statements
3.02	Filings and Other Actions Required to Perfect Security Interests
3.03	Location of Jurisdiction of Organization and Chief Executive Office
3.05	Location of Equipment
3.08	Intellectual Property
7.02	Notice Address of each Grantor

ii

     This SECURITY AGREEMENT dated as of July 31, 2009 is entered into by and between Basic Energy Services, Inc., a Delaware corporation (the “Company”), each of the Guarantors party hereto and each other Guarantor that becomes a party hereto after the date hereof (the Company and each such Guarantor party hereto, the “Grantors”), in favor of The Bank of New York Mellon Trust Company, N.A., a national banking association, as trustee under the Indenture (in such capacity, together with its successors and assigns, the “Trustee”).
R E C I T A L S
     A. The Company intends to issue US$225,000,000 in principal amount of its 11.625% Senior Secured Notes due 2014 pursuant to the Indenture dated as of July 31, 2009 (as amended, supplemented or otherwise modified, the “Indenture”), by and among the Company, the Guarantors and the Trustee.
     B. The Indenture requires the Company and the Grantors to secure payment of the Notes and the Note Guarantees by Liens on the Collateral (as herein defined).
     C.  The Indenture further requires that such Liens on the Collateral be granted pursuant to the Security Documents to the Trustee acting for the benefit of the Holders. This Agreement sets forth the terms on which the Trustee has undertaken to accept, hold and enforce such Liens and all related rights, interests and powers as agent for, and for the benefit exclusively of, the present and future Holders.
     D. NOW, THEREFORE, in consideration of the premises and the mutual agreements herein the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:
ARTICLE I
Definitions
          Section 1.01 Definitions.
               (a) Unless otherwise defined herein, terms defined in the Indenture and used herein have the meanings given to them in the Indenture, and all uncapitalized terms which are defined in the UCC on the date hereof are used herein as so defined. The following terms are used herein as defined in the UCC on the date hereof: Accounts, Chattel Paper, Commercial Tort Claims, Deposit Account, Documents, Electronic Chattel Paper, Equipment, Financial Assets, General Intangibles, Instruments, Inventory, Investment Property, Letter-of-Credit Rights, Payment Intangibles, Proceeds, Securities, Securities Accounts, Security Entitlements, Supporting Obligations, and Tangible Chattel Paper.
               (b) The following terms have the following meanings:
     “Agreement” means this Security Agreement, as the same may be amended, supplemented or otherwise modified from time to time.

     “Aircraft” means one (1) Raytheon Aircraft Company model B300 aircraft with FAA Registration Number N350AB and manufacturer’s serial number FL-212 together with all Equipment of whatever nature that may from time to time be installed or incorporated or attached or appurtenant to such aircraft or removed therefrom, and including all substitutions for and replacements of any such Equipment, and all manuals, log books, inspection, modification and overhaul records and other service, repair, maintenance and technical records that are required by the FAA to be transferred with respect to such aircraft, and in each case in whatever form and by whatever means or medium (including microfiche, microfilm, paper, CD-ROM or computer disk) such materials may be maintained or retired by or on behalf of the Owner.
     “Aircraft Collateral” has the meaning assigned such term in Section 2.01(b).
     “Aircraft Protocol” means the official English language text of the Protocol of the Convention on International Interests in Mobile Equipment on matters specific to Aircraft equipment adopted on November 16, 2001.
     “Bankruptcy Code” means Title 11, United States Code, as amended from time to time.
     “Cape Town Convention” means, collectively, the Aircraft Protocol and the Convention, in each case, as ratified and in effect in any applicable jurisdiction (including any modifications to the official English language text as a result of such ratification).
     “Collateral” has the meaning assigned such term in Section 2.01(a).
     “Contracts” means, collectively, with respect to each Grantor, all sale, service, performance, equipment or property lease contracts, agreements and grants and all other contracts, agreements and grants (in each case, whether written or oral, or third party or intercompany), between such Grantor and third parties, and all assignments, amendments, restatements, supplements, extensions, renewals, replacements or modifications thereto.
     “Convention” means the official English language text of the Convention on International Interests in Mobile Equipment, adopted on November 16, 2001.
     “Copyrights” means the collective reference to (a) all copyrights arising under the laws of the United States, any other country or any political subdivision thereof, whether registered or unregistered and whether published or unpublished (including those listed in Schedule 3.08), all registrations and recordings thereof, and all applications in connection therewith, including all registrations, recordings and applications in the United States Copyright Office and (b) the right to obtain all renewals thereof.
     “Copyright Licenses” means any written agreement naming any Grantor as licensor or licensee, granting any right under any Copyright, including the grant of rights to manufacture, distribute, exploit and sell materials derived from any Copyright.
     “Engines” means two Pratt & Whitney Canada model PT6A-60A turboprop aircraft engines with the manufacturer’s serial numbers of PCE-PK0149 and PCE-PK0153, each of which has at least 550 rated take-off shaft horsepower, whether or not any such engine shall be installed in or attached to the airframe of the Aircraft or any other airframe, together with all

Equipment of whatever nature that may from time to time be installed or incorporated or attached or appurtenant to such engines or removed therefrom, and including all substitutions for and replacements of any such Equipment, and all manuals, log books, inspection, modification and overhaul records and other service, repair, maintenance and technical records that are required by the FAA to be transferred with respect to such engines, and in each case in whatever form and by whatever means or medium (including microfiche, microfilm, paper, CD-ROM or computer disk) such materials may be maintained or retired by or on behalf of the Owner.
     “Excluded Property” means the following, whether now owned or at any time hereafter acquired by any Grantor or in which such Grantor now has or at any time in the future may acquire any right, title or interest and whether now existing or hereafter coming into existence: (i) Maritime Assets; (ii) cash and cash equivalents (as such terms are defined by GAAP) other than those maintained in an Asset Sale Proceeds Account; (iii) Securities Accounts containing only cash and cash equivalents (as such terms are defined by GAAP) other than any Asset Sale Proceeds Account and Security Entitlements relating to any such Securities Account; (iv) Equity Interests in any Subsidiary of such Grantor; (v) Inventory; (vi) trucks, trailers and other motor vehicles covered by a certificate of title law of any state; (vii) property and/or transactions to which Article 9 of the UCC does not apply pursuant to Section 9-109 thereof; (viii) computer software and Equipment acquired prior to the date hereof and subject to a Lien securing Purchase Money Indebtedness as of the date hereof if (but only to the extent that) the applicable documentation relating to such Lien prohibits the granting of a Lien on such Equipment; (ix) Equipment leased by any Grantor, other than pursuant to a Capitalized Lease, if (but only to the extent that) the applicable documentation relating to such Lien prohibits the granting of a Lien on such Equipment; (x) any General Intangibles, Governmental Approvals or other rights arising under any contracts, instruments, permits, licenses or other documents if (but only to the extent that) the grant of a security interest therein would constitute a breach of a valid and enforceable restriction on the granting of a security interest therein or assignment thereof in favor of a third party (other than, in the case of clauses (viii), (ix) and (x), (A) to the extent that any such restriction or prohibition would be rendered ineffective pursuant to Section 9-406, 9-407, 9-408 or 9-409 of the UCC (or any successor provision or provisions) or any other applicable law (including the Bankruptcy Code) or principles of equity or (B) to the extent that the other party has consented to the granting of a security interest therein or assignment thereof pursuant to the terms hereof or pursuant to a grant or assignment for security purposes generally); and (xi) Accounts, Chattel Paper, Instruments and Payment Intangibles to the extent they are not Proceeds, Supporting Obligations or products of the Collateral.
     “FAA” means the Federal Aviation Administration of the United States and any successor thereto.
     “Federal Aviation Act” means the Transportation Act, 49 U.S.C. §§ 40101 et seq., as amended, together with the Federal Aviation Regulations of the FAA, as the same may be in effect from time to time.
     “Governmental Authority” means the Government of the United States of America, any other nation or any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government.
     “IDERA” means an Irrevocable De-Registration and Export Request Authorization in the form of Exhibit A hereto.
     “Intellectual Property” means the collective reference to all rights, priorities and privileges relating to intellectual property, whether arising under United States, multinational or foreign laws or otherwise, including the Copyrights, the Copyright Licenses, the Patents, the Patent Licenses, the Trademarks and the Trademark Licenses, and all rights to sue at law or in equity for any infringement or other impairment thereof, including the right to receive all proceeds and damages therefrom.
     “International Registry” means the “International Registry” as defined in the Cape Town Convention.
     “Maritime Assets” means all ships and other vessels (including, without limitation, the inland barge drilling rigs described on Schedule 1.01) together with their boilers, engines, machinery, masts, spars, sails, riggings, boats, anchors, cables, chains, tackle, tools, pumps and pumping equipment, apparel, furniture, fittings, spare parts, capstans, outfit, and all other appurtenances thereunto appertaining or belonging, whether or not on board such ships or vessels, and all additions, improvements, renewals and replacements hereafter made in or to such ships or vessels or any part thereof, or in or to any said appurtenances.
     “Material Adverse Effect” means a material adverse effect on, or any development involving a prospective material adverse change in, (a) the business, condition (financial or otherwise), results of operations, performance, or properties of the Company and its Subsidiaries, taken as a whole, (b) the ability of the Company or any Grantor to perform any of its obligations under this Agreement, the validity or enforceability of this Agreement or the Lien on any item of Collateral created hereunder or (d) the rights and remedies of or benefits available to the Trustee or any Holder hereunder.
     “Note Documents” means the Indenture, the Notes, the Note Guarantees and the Security Documents.
     “Obligations” means the collective reference to the payment and performance when due of all Note Obligations, indebtedness, liabilities, obligations and undertakings of the Company and the Guarantors (including, without limitation, all Indebtedness) of every kind or description arising out of or outstanding under, advanced or issued pursuant, or evidenced by, the Note Documents, including, without limitation, the unpaid principal of, premiums, if any, and interest on the Notes and all other obligations and liabilities of the Company and the Guarantors (including, without limitation, interest accruing at the then applicable rate provided in the Indenture after the maturity of the Notes and interest accruing after the filing of any petition in bankruptcy, or the commencement of any insolvency, reorganization or like proceeding, relating to the Company and the Guarantors, whether or not a claim for post-filing or post-petition interest is allowed in such proceeding) to the Holders, whether direct or indirect, absolute or contingent, due or to become due, or now existing or hereafter incurred, arising out of or outstanding under, advanced or issued pursuant, or evidenced by, the Note Documents, whether on account of principal, interest, premium, reimbursement obligations, payments in respect of an early termination date, fees, indemnities, costs, expenses or otherwise (including, without limitation, all costs, indemnities, fees and disbursements to the Trustee and its counsel and the Holders that are required to be paid by the Company and the Guarantors pursuant to Section 7.07 of the Indenture or the terms of any other Note Document).
     “Owner” means Basic ESA, Inc., a Texas corporation, the registered owner of the Aircraft, and its successors and assigns.
     “Patent License” means all agreements, whether written or oral, providing for the grant by or to any Grantor of any right to manufacture, use or sell any invention covered in whole or in part by a Patent, including, without limitation, any thereof referred to in Schedule 3.08.
     “Patents” means the collective reference to (a) all letters patent of the United States, any other country or any political subdivision thereof, all reissues and extensions thereof and all goodwill associated therewith, including any of the foregoing referred to in Schedule 3.08, (b) all applications for letters patent of the United States or any other country and all divisions, continuations and continuations-in-part thereof, including any of the foregoing referred to in Schedule 3.08 and (c) all rights to obtain any reissues or extensions of the foregoing.
     “Propellers” means two Hartzell model HC-B4MP-3C propellers with the manufacturer’s serial numbers of FWA-2543 and FWA-2590, each of which is capable of absorbing 750 or more rated takeoff shaft horsepower, whether or not any such propellers shall be installed in or attached to the airframe of the Aircraft or any other airframe, together with all Equipment of whatever nature that may from time to time be installed or incorporated or attached or appurtenant to such propellers or removed therefrom, and including all substitutions for and replacements of any such Equipment, and all manuals, log books, inspection, modification and overhaul records and other service, repair, maintenance and technical records that are required by the FAA to be transferred with respect to such propellers, and in each case in whatever form and by whatever means or medium (including microfiche, microfilm, paper, CD-ROM or computer disk) such materials may be maintained or retired by or on behalf of the Owner.
     “Qualified Securities Intermediary” means a bank or trust company (a) that is organized under the laws of the United States of America, any state thereof, and which bank or trust company has capital, surplus and undivided profits aggregating in excess of $250.0 million (or the foreign currency equivalent thereof) and has outstanding debt which is rated “A” (or such similar equivalent rating) or higher by at least one nationally recognized statistical rating organization (as defined in Rule 436 under the Securities Act), and (b) that is acting in the capacity of a securities intermediary (as such term is defined in Section 8-102 of the UCC).
     “Receivable” means any right to payment for Inventory sold, Equipment rented or services rendered, in each case, in the ordinary course of business, whether or not such right is evidenced by an Instrument or Chattel Paper and whether or not it has been earned by performance.

     “Security Documents” means this Agreement and any and all other agreements, instruments or certificates now or hereafter executed and delivered by the Grantors or any other Person in connection with, or as security for the payment or performance of the Notes.
     “Taxes” means (a) all present or future taxes, levies, imposts, duties, deductions, withholdings, assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto, and (b) all present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies arising from any payment made hereunder or under any other Note Document or from the execution, delivery or enforcement of, or otherwise with respect to, this Agreement or any other Note Document.
     “Temporary Cash Investments” means any of the following: (a) any investment in direct obligations of, or obligations guaranteed by, the United States of America or any agency thereof; (b) investments in time deposit accounts, certificates of deposit and money market deposits maturing within 180 days of the date of acquisition thereof issued by a bank or trust company which is organized under the laws of the United States of America, any state thereof and which bank or trust company has capital, surplus and undivided profits aggregating in excess of $250,000,000 (or the foreign currency equivalent thereof) and has outstanding debt which is rated “A” (or such similar equivalent rating) or higher by at least one nationally recognized statistical rating organization (as defined in Rule 436 under the Securities Act) or any money-market fund sponsored by a registered broker dealer or mutual fund distributor; (c) repurchase obligations with a term of not more than 30 days for underlying securities of the types described in clause (a) above entered into with a bank meeting the qualifications described in clause (b) above; (d) investments in commercial paper, maturing not more than 90 days after the date of acquisition, issued by a corporation (other than the Company or an Affiliate of the Company) organized and in existence under the laws of the United States of America with a rating at the time as of which any investment therein is made of “P-1” (or higher) according to Moody’s or “A-1” (or higher) according to S&P; and (e) investments in securities with maturities of six months or less from the date of acquisition issued or fully guaranteed by any state, commonwealth or territory of the United States of America, or by any political subdivision or taxing authority thereof, and rated at least “A” by S&P or “A2” by Moody’s.
     “Trademark License” means any agreement, whether written or oral, providing for the grant by or to any Grantor of any right to use any Trademark.
     “Trademarks” means (a) all trademarks, trade names, corporate names, company names, business names, fictitious business names, trade styles, service marks, logos and other source or business identifiers, and all goodwill associated therewith, now existing or hereafter adopted or acquired, all registrations and recordings thereof, and all applications in connection therewith, whether in the United States Patent and Trademark Office or in any similar office or agency of the United States, any State thereof or any other country or any political subdivision thereof, or otherwise, and all common-law rights related thereto, including any of the foregoing referred to in Schedule 3.08 and (b) the right to obtain all renewals thereof.
     “UCC” means the Uniform Commercial Code as from time to time in effect in the State of New York; provided, however, that, in the event that, by reason of mandatory provisions of law, any of the attachment, perfection or priority of the Trustee’s and the Holders’ security interest in any Collateral is governed by the Uniform Commercial Code as in effect in a jurisdiction other than the State of New York, the term “UCC” means the Uniform Commercial Code as in effect in such other jurisdiction for purposes of the provisions hereof relating to such attachment, perfection, the effect thereof or priority and for purposes of definitions related to such provisions.
          Section 1.02 Other Definitional Provisions. Where the context requires, terms relating to the Collateral or any part thereof, when used in relation to a Grantor, refer to such Grantor’s Collateral or relevant part thereof.
          Section 1.03 Rules of Interpretation. Section 1.03 of the Indenture is hereby incorporated herein by reference and shall apply to this Agreement, mutatis mutandis.
ARTICLE II
Grant of Security Interest
          Section 2.01 Grant of Security Interest.
            (a) Each Grantor hereby pledges, assigns and transfers to the Trustee, and hereby grants to the Trustee, for the ratable benefit of the Holders, a security interest in all of the following personal property now owned or at any time hereafter acquired by such Grantor or in which such Grantor now has or at any time in the future may acquire any right, title or interest and whether now existing or hereafter coming into existence (together with the Aircraft Collateral, the “Collateral”), as collateral security for the prompt and complete payment and performance when due (whether at the stated maturity, by acceleration or otherwise) of the Obligations:;
                 (i) all Commercial Tort Claims (including, without limitation, with respect to matters set forth on Schedule 3.02);
                 (ii) all Contracts;
                 (iii) all Documents;
                 (iv) all Equipment (other than the Aircraft Collateral);
             (v) all General Intangibles (excluding Payment Intangibles except to the extent included pursuant to clause (xv) below);
                 (vi) all Goods;
                 (vii) all Intellectual Property;
                 (viii) all Investment Property;
                 (ix) all Letter-of-Credit Rights (whether or not the letter of credit is evidenced by a writing);

               (x) all Supporting Obligations;
               (xi) each Asset Sale Proceeds Account and all deposits, Securities and Financial Assets therein and interest or other income thereon and investments thereof, and all property of every type and description in which any proceeds of any Collateral Disposition or other disposition of Collateral are invested or upon which the Trustee is at any time granted, or required to be granted, a Lien to secure the Obligations as set forth in Section 4.12 of the Indenture and all proceeds and products of the Collateral described in this clause (xi);
               (xii) all other personal property (other than Excluded Property), whether tangible or intangible, not otherwise described above;
               (xiii) whatever is received (whether voluntary or involuntary, whether cash or non cash, including proceeds of insurance and condemnation awards, rental or lease payments, accounts, chattel paper, instruments, documents, contract rights, general intangibles, equipment and/or inventory) upon the lease, sale, charter, exchange, transfer, or other disposition of any of the Collateral described in clauses (i) through (xii) above;
               (xiv) all books and records pertaining to the Collateral; and
               (xv) to the extent not otherwise included, all Proceeds, Supporting Obligations and products (including, without limitation, any Accounts, Chattel Paper, Instruments or Payment Intangibles constituting Proceeds, Supporting Obligations or products) of any and all of the foregoing and all collateral security and guarantees given by any Person with respect to any of the foregoing;
provided, that notwithstanding the provisions hereof, Collateral shall not include Excluded Property.
            (b) The Owner hereby grants to the Trustee, for the ratable benefit of the Holders, a security interest in the Aircraft, the Engines and the Propellers, whether now owned or at any time hereafter acquired by the Owner or in which the Owner now has or at any time in the future may acquire any right, title or interest and whether now existing or hereafter coming into existence (collectively, the “Aircraft Collateral”), as collateral security for the prompt and complete payment and performance when due (whether at the stated maturity, by acceleration or otherwise) of the Obligations.
          Section 2.02 Grantors Remain Liable under Accounts, Chattel Paper and Payment Intangibles. Anything herein to the contrary notwithstanding, each Grantor shall remain liable under each of the Accounts, Chattel Paper and Payment Intangibles to observe and perform all the obligations to be observed and performed by it thereunder, all in accordance with the terms of any agreement giving rise to each such Account, Chattel Paper or Payment Intangible. Neither the Trustee nor any Holder shall have any obligation or liability under any Account, Chattel Paper or Payment Intangible (or any agreement giving rise thereto) by reason of or arising out of this Agreement or the receipt by the Trustee or any such Holder of any payment relating to such Account, Chattel Paper or Payment Intangible, pursuant hereto, nor shall the Trustee or any Holder be obligated in any manner to perform any of the obligations of any Grantor under or pursuant to any Account, Chattel Paper or Payment Intangible (or any

agreement giving rise thereto), to make any payment, to make any inquiry as to the nature or the sufficiency of any payment received by it or as to the sufficiency of any performance by any party under any Account, Chattel Paper or Payment Intangible (or any agreement giving rise thereto), to present or file any claim, to take any action to enforce any performance or to collect the payment of any amounts which may have been assigned to it or to which it may be entitled at any time or times.
ARTICLE III
Representations and Warranties
     To induce the Trustee and the Holders to enter into the Indenture and to induce the Holders to make their respective extensions of credit to the Company thereunder, each Grantor hereby represents and warrants to the Trustee and each Holder that:
          Section 3.01 Title; No Other Liens. Such Grantor is the record and beneficial owner of its respective items of the Collateral free and clear of any and all Liens (other than Permitted Collateral Liens) and has all requisite power to transfer each item of the Collateral in which a Lien is granted by it hereunder, free and clear of any Lien (other than Permitted Collateral Liens). Other than financing statements and public notices that are to be released in connection with the closing on the Issue Date and the financing statements described on Schedule 3.01, no financing statement or other public notice with respect to all or any part of the Collateral is on file or of record in any public office.
          Section 3.02 Perfected First Priority Liens. The security interests granted pursuant to this Agreement (a) upon the completion of the filings and the other actions specified on Schedule 3.02 constitute valid perfected security interests in all of the Collateral in favor of the Trustee, for the ratable benefit of the Holders, as collateral security for the Obligations, enforceable in accordance with the terms hereof against all creditors of such Grantor and any Persons purporting to purchase any Collateral from such Grantor and (b) are prior to all other Liens (other than Permitted Collateral Liens) on the Collateral in existence on the date hereof.
          Section 3.03 Grantor Information. On the date hereof, the correct legal name of such Grantor, all names and trade names that such Grantor has used in the last five years, such Grantor’s jurisdiction of organization and each jurisdiction of organization of such Grantor over the last five years, organizational number, taxpayer identification number, and the location(s) of such Grantor’s chief executive office or sole place of business over the last five years are specified on Schedule 3.03. Each Grantor has furnished to the Trustee a certified charter, certificate of incorporation or other organization document and long-form good standing certificate as of a date which is recent to the date hereof.
          Section 3.04 Solvency. Each Grantor (a) is not insolvent as of the date hereof and will not be rendered insolvent as a result of this Agreement or any other Note Document, (b) will not have (and will have no reason to believe that it will have hereafter) unreasonably small capital for the conduct of its business, and (c) does not intend to incur, or believe it will incur, debt that will be beyond its ability to pay as such debt matures.

          Section 3.05 Equipment. On the date hereof, the Equipment (other than mobile goods) are kept at the locations listed on Schedule 3.05 hereto.
          Section 3.06 Goods. No portion of the Collateral constituting Goods is in the possession of a bailee that has issued a negotiable or non-negotiable document covering such Collateral.
          Section 3.07 Instruments and Chattel Paper. Such Grantor has delivered to the Trustee all Collateral constituting Instruments and Chattel Paper. No Collateral constituting Instruments or Chattel Paper contains any statement therein to the effect that such Collateral has been assigned to an identified party other than the Trustee, and the grant of a security interest in such Collateral in favor of the Trustee hereunder does not violate the rights of any other Person as a secured party.
          Section 3.08 Intellectual Property.
               (a) Schedule 3.08 lists all Intellectual Property owned by such Grantor in its own name on the date hereof.
               (b) Except as set forth in Schedule 3.08, on the date hereof, none of the Intellectual Property is the subject of any licensing or franchise agreement pursuant to which such Grantor is the licensor or franchisor.
               (c) No holding, decision or judgment has been rendered by any Governmental Authority which would limit, cancel or question the validity of, or such Grantor’s rights in, any Intellectual Property that could reasonably be expected to have a Material Adverse Effect.
               (d) No action or proceeding is pending, or, to the knowledge of such Grantor, threatened, on the date hereof (i) seeking to materially limit, cancel or question the validity of any material Intellectual Property or such Grantor’s ownership interest therein, or (ii) which, if adversely determined, would have a Material Adverse Effect.
          Section 3.09 Commercial Tort Claims.
               (a) On the date hereof, except to the extent listed in Schedule 3.02, no Grantor has rights in any Commercial Tort Claim with potential value in excess of $100,000.
               (b) Upon the filing of a financing statement covering any Commercial Tort Claim referred to in Schedule 3.02 against such Grantor in the jurisdiction specified in Schedule 3.02, the security interest granted in such Commercial Tort Claim will constitute a valid perfected security interest in favor of the Trustee, for the ratable benefit of the Holders, as collateral security for the Obligations, enforceable in accordance with the terms hereof against all creditors of such Grantor and any Persons purporting to purchase such Collateral from such Grantor, which security interest shall be prior to all other Liens on such Collateral except for unrecorded liens permitted by the Indenture which have priority over the Liens on such Collateral by operation of law.

          Section 3.10 Aircraft. On the date hereof, the Owner:
               (a) is a citizen of the United States and is eligible to register its title to the Aircraft pursuant to 49 U.S.C.S. § 44102(a); and
               (b) is registered as a transacting user entity with the International Registry created pursuant to the Cape Town Convention and will so remain at all times.
          Section 3.11 No Investment Property. On the date hereof, except for Equity Interests owned in any Subsidiary of any Grantor, Temporary Cash Investments, and Securities Accounts holding Temporary Cash Investments (and Security Entitlements related to such Securities Accounts), no Grantor owns any Investment Property.
ARTICLE IV
Covenants
     Each Grantor covenants and agrees with the Trustee, for the benefit of the Holders, that, from and after the date of this Agreement until the Obligations shall have been paid in full in cash:
          Section 4.01 Covenants in Indenture. Each Grantor shall take, or shall refrain from taking, as the case may be, each action that is necessary to be taken or not taken, as the case may be, so that no Default is caused by such action or the failure to take such action.
          Section 4.02 Maintenance of Perfected Security Interest; Further Documentation. Each Grantor agrees that:
               (a) it shall maintain the security interest created by this Agreement as a perfected security interest having at least the priority described in Section 3.02 and shall defend such security interest against the claims and demands of all Persons whomsoever;
               (b) it will furnish to the Trustee from time to time statements and schedules further identifying and describing the Collateral and such other reports in connection with the Collateral as the Trustee may reasonably request, all in reasonable detail;
               (c) it will take all steps necessary (including the filing of any required Uniform Commercial Code continuation statements) from time to time in order to maintain the Trustee’s first priority (subject to Permitted Collateral Liens) security interest in the Collateral; and
               (d) at any time and from time to time, upon the written request of the Trustee, and at the sole expense of such Grantor, it will promptly and duly execute and deliver, and have recorded, such further instruments and documents and take such further actions as the Trustee may reasonably deem necessary for the purpose of obtaining or preserving the full benefits of this Agreement and of the rights and powers herein granted, including, without limitation, the delivery of certificated securities and the filing of any financing or continuation statements under the UCC (or other similar laws) in effect in any jurisdiction with respect to the security interests created hereby.

          Section 4.03 Changes in Locations, Name, Etc. Each Grantor recognizes that financing statements pertaining to the Collateral have been or may be filed where such Grantor maintains any Collateral or is organized. Without limitation of any other covenant herein, such Grantor will not cause or permit any change in (a) its corporate name or in any trade name used to identify it in the conduct of its business or in the ownership of its properties, (b) the location of its chief executive office or principal place of business, (c) its identity or corporate structure, (d) its jurisdiction of organization or its organizational identification number in such jurisdiction of organization or (e) its federal taxpayer identification number, unless, in each case, such Grantor shall have first (i) notified the Trustee of such change at least thirty (30) days prior to the effective date of such change, and (ii) taken all action reasonably requested by the Trustee for the purpose of maintaining the perfection and priority of the Trustee’s security interests under this Agreement. In any notice furnished pursuant to this Section 4.03, such Grantor will expressly state in a conspicuous manner that the notice is required by this Agreement and contains facts that may require additional filings of financing statements or other notices for the purposes of continuing perfection and maintaining the priority of the Trustee’s security interest in the Collateral. At the request of the Trustee, on or prior to the occurrence of such event, such Grantor will provide to the Trustee an Opinion of Counsel, in form and substance reasonably satisfactory to the Trustee, to the effect that such event will not impair the validity of the security interests hereunder, the perfection and priority thereof, the enforceability of the Note Documents, and such other matters as may be reasonably requested by the Trustee.
          Section 4.04 Commercial Tort Claims. If such Grantor shall obtain an interest in any Commercial Tort Claim with a potential value in excess of $100,000, such Grantor shall within 30 days of obtaining such interest sign and deliver documentation acceptable to the Trustee granting and perfecting a security interest under the terms and provisions of this Agreement in and to such Commercial Tort Claim.
          Section 4.05 Notices. Each Grantor will advise the Trustee and the Holders promptly, in reasonable detail, of:
               (a) any Lien (other than security interests created hereby or Permitted Collateral Liens) on any of the Collateral which would adversely affect the ability of the Trustee to exercise any of its remedies hereunder; and
               (b) of the occurrence of any other event which could reasonably be expected to have a material adverse effect on the aggregate value of the Collateral or on the security interests created hereby.
          Section 4.06 Aircraft. The Owner shall:
               (a) cause the Aircraft to be and remain at all times duly registered in the name of the Owner in the United States in accordance with the Federal Aviation Act;
               (b) execute and deliver to the Trustee the IDERA, in the form of Exhibit A hereto, which will be filed with the FAA; and
               (c) (i) not cause or permit any registration on the International Registry with regard to the Aircraft other than as provided herein and (ii) not issue or otherwise execute or permit any IDERA to exist with regard to the Aircraft other than the IDERA in favor of the Trustee.

ARTICLE V
Remedial Provisions
          Section 5.01 Code and Other Remedies.
               (a) Upon the occurrence and during the continuance of an Event of Default, the Trustee, on behalf of the Holders, may exercise, in addition to all other rights and remedies granted to them in this Agreement, the other Note Documents and in any other instrument or agreement securing, evidencing or relating to the Obligations, all rights and remedies of a secured party under the UCC or any other applicable law or otherwise available at law or equity. Without limiting the generality of the foregoing, the Trustee, without demand of performance or other demand, presentment, protest, advertisement or notice of any kind (except any notice referred to below) to or upon any Grantor or any other Person (all and each of which demands, defenses, advertisements and notices are hereby waived), may in such circumstances forthwith collect, receive, appropriate and realize upon the Collateral, or any part thereof, and/or may forthwith sell, lease, assign, give option or options to purchase, or otherwise dispose of and deliver the Collateral or any part thereof (or contract to do any of the foregoing), in one or more parcels at public or private sale or sales, at any exchange, broker’s board or elsewhere upon such terms and conditions as it may deem advisable and at such prices as it may deem best, for cash or on credit or for future delivery without assumption of any credit risk. The Trustee and any Holder shall have the right upon any such public sale or sales, and, to the extent permitted by law, upon any such private sale or sales, to purchase the whole or any part of the Collateral so sold, free of any right or equity of redemption in any Grantor, which right or equity is hereby waived and released. If applicable to any particular item of Collateral, such Grantor further agrees, at the Trustee’s request, to assemble the Collateral and make it available to the Trustee at places which the Trustee shall reasonably select, whether at such Grantor’s premises or elsewhere. Any such sale or transfer by the Trustee either to itself or to any other Person shall be absolutely free from any claim of right by such Grantor, including any equity or right of redemption, stay or appraisal which such Grantor has or may have under any rule of law, regulation or statute now existing or hereafter adopted (and such Grantor hereby waives any rights it may have in respect thereof). Upon any such sale or transfer, the Trustee shall have the right to deliver, assign and transfer to the purchaser or transferee thereof the Collateral so sold or transferred. The Trustee shall apply the net proceeds of any action taken by it pursuant to this Section 5.01 in accordance with the provisions of Section 6.10 of the Indenture. To the extent permitted by applicable law, each Grantor waives all claims, damages and demands it may acquire against the Trustee arising out of the exercise by it of any rights hereunder. If any notice of a proposed sale or other disposition of Collateral shall be required by law, such notice shall be deemed reasonable and proper if given to such Grantor at least 10 days before such sale or other disposition.
     With respect to the Aircraft, and in addition to the rights and remedies provided in this Section 5.01, upon the occurrence and during the continuance of an Event of Default, the Owner agrees that upon foreclosure sale of the Aircraft, it shall, at the Trustee’s request, de-register the Aircraft from the registry maintained by the FAA. Further, upon every such taking of possession of the Aircraft, the Trustee may, from time to time, at the reasonable expense of the Owner, make or cause to be made all such expenditures for maintenance, insurance, repairs, replacements, alterations, storage, additions and improvements to the Aircraft as the Trustee may deem reasonably necessary, including, without limiting the generality of the foregoing, such maintenance, alterations, additions or improvements as may be reasonably necessary to establish the airworthiness of the Aircraft under applicable law and to return the Aircraft to good condition. The costs of all such maintenance, insurance, repairs, replacements, alterations, storage, additions and improvements to and of the Collateral shall be secured by this Agreement and shall be Obligations hereunder. If it shall become necessary to establish the airworthiness of the Aircraft under applicable law, or to demonstrate the Aircraft to any prospective purchaser thereof, the Trustee shall have the right to conduct test flights of the Aircraft or any engine, and the expense of any such flights shall be secured by this Agreement and shall be Obligations hereunder. The Owner agrees that any Event of Default under the Note Documents constitutes a default as contemplated under the Cape Town Convention and that the Trustee shall have all of the rights and remedies of a creditor and/or chargee under the provisions of the Cape Town Convention, including Articles 8, 9, 10, 12 and 13 of the Convention, and Articles IX and XIII of the Aircraft Protocol.
               (b) In the event that the Trustee elects not to sell the Collateral, the Trustee retains its rights to dispose of or utilize the Collateral or any part or parts thereof in any manner authorized or permitted by law or in equity, and to apply the proceeds of the same towards payment of the Obligations. Each and every method of disposition of the Collateral described in this Agreement shall constitute disposition in a commercially reasonable manner.
               (c) The Trustee may appoint any Person as agent to perform any act or acts necessary or incident to appropriate or realize upon any Collateral or to any sale or transfer of the Collateral.
          Section 5.02 Waiver; Deficiency. The Company and the Guarantors shall remain liable for any deficiency if the proceeds of any sale or other disposition of the Collateral are insufficient to pay the Obligations and the fees and disbursements of any attorneys employed by the Trustee to collect such deficiency.
          Section 5.03 Non-Judicial Enforcement. The Trustee may enforce its rights hereunder without prior judicial process or judicial hearing, and to the extent permitted by law, each Grantor expressly waives any and all legal rights which might otherwise require the Trustee to enforce its rights by judicial process.
ARTICLE VI
The Trustee
          Section 6.01 Trustee’s Appointment as Attorney-in-Fact, Etc.
               (a) Each Grantor hereby irrevocably constitutes and appoints the Trustee and any officer or agent thereof, with full power of substitution, as its true and lawful attorney-in-fact with full irrevocable power and authority in the place and stead of such Grantor and in the name of such Grantor, as appropriate, or in its own name, for the purpose of carrying out the terms of this Agreement, to take any and all reasonably appropriate action and to execute any and all documents and instruments which may be reasonably necessary or desirable to accomplish the purposes of this Agreement, and, without limiting the generality of the foregoing, each Grantor hereby gives the Trustee the power and right, on behalf of such Grantor, without notice to or assent by such Grantor, to do any or all of the following:
                    (i) unless being disputed under Section 4.05 of the Indenture, pay or discharge Taxes and Liens levied or placed on or threatened against the Collateral, effect any repairs or any insurance called for by the terms of this Agreement or any other Security Document and pay all or any part of the premiums therefor and the costs thereof;
                    (ii) in the case of any Intellectual Property, execute and deliver, and have recorded, any and all agreements, instruments, documents and papers as the Trustee may request to evidence the Trustee’s and the Holders’ security interest in such Intellectual Property and the goodwill and general intangibles of such Grantor relating thereto or represented thereby;
                    (iii) execute, in connection with any sale provided for in Section 5.01, any endorsements, assignments or other instruments of conveyance or transfer with respect to the Collateral;
                    (iv) with respect to the Aircraft, (A) register the Aircraft from time to time, in the name of the Owner or otherwise, in any jurisdiction as the Trustee may select in accordance with the Note Documents and (B) to obtain export licenses and other governmental consents or approvals from any jurisdiction in which the Aircraft may be registered or located, and take any other actions necessary or advisable for the de-registration, repossession and exportation of the Aircraft from any jurisdiction; and
                    (v) (A) direct any party liable for any payment under any of the Collateral to make payment of any and all moneys due or to become due thereunder directly to the Trustee (for the benefit of the Holders) or as the Trustee shall direct; (B) ask or demand for, collect, and receive payment of and receipt for, any and all moneys, claims and other amounts due or to become due at any time in respect of or arising out of any Collateral; (C) sign and indorse any invoices, freight or express bills, bills of lading, storage or warehouse receipts, drafts against debtors, assignments, verifications, notices and other documents in connection with any of the Collateral; (D) in the name of such Grantor, as appropriate, or its own name, or otherwise, take possession of and indorse and collect any check, draft, note, acceptance or other instrument for the payment of moneys due with respect to any Collateral and commence and prosecute any suits, actions or proceedings at law or in equity in any court of competent jurisdiction to collect the Collateral or any portion thereof and to enforce any other right in respect of any Collateral; (E) defend any suit, action or proceeding brought against such Grantor with respect to any Collateral; (F) settle, compromise or adjust any such suit, action or proceeding and, in connection therewith, give such discharges or releases as the Trustee may deem appropriate; (G) assign any Copyright, Patent or Trademark (along with the goodwill of the business to which any such Copyright, Patent or Trademark pertains), throughout the world for such term or terms, on such conditions, and in such manner, as the Trustee shall in its sole discretion determine; and (H) generally, sell, transfer, pledge and make any agreement with respect to or otherwise deal with any of the Collateral as fully and completely as though the Trustee were the absolute owner thereof for all purposes, and do, at the Trustee’s option and such Grantor’s expense, at any time, or from time to time, all acts and things which the Trustee deems necessary to protect, preserve or realize upon the Collateral and the Trustee’s and the Holders’ security interests therein and to effect the intent of this Agreement, all as fully and effectively as such Grantor might do.
     Anything in this Section 6.01(a) to the contrary notwithstanding, (x) the Trustee agrees that it will not exercise any rights under the power of attorney provided for in this Section 6.01(a) unless an Event of Default shall have occurred and be continuing, and (y) the parties agree that the grant of the power of attorney set forth in this Section 6.01(a) shall not be deemed to create an obligation on the part of the Trustee to take any one or more of the actions described herein.
               (b) If any Grantor fails to perform or comply with any of its agreements contained herein within the applicable grace periods, the Trustee, at its option, but without any obligation so to do, may perform or comply, or otherwise cause performance or compliance, with such agreement.
               (c) The expenses of the Trustee incurred in connection with actions undertaken as provided in this Section 6.01 shall be payable by such Grantor to the Trustee on demand.
               (d) Each Grantor hereby ratifies all that said attorneys shall lawfully do or cause to be done by virtue and in compliance hereof. All powers, authorizations and agencies contained in this Agreement are coupled with an interest and are irrevocable until this Agreement is terminated and the security interests created hereby are released.
          Section 6.02 Duty of Trustee. The Trustee’s sole duty with respect to the custody, safekeeping and physical preservation of the Collateral in its possession, under Section 9-207 of the UCC or otherwise, shall be to deal with it in the same manner as the Trustee deals with similar property for its own account and the Trustee shall be deemed to have exercised reasonable care in the custody and preservation of the Collateral in its possession if the Collateral is accorded treatment substantially equal to that which comparable secured parties accord comparable collateral. Neither the Trustee, any Holder nor any of their respective agents, employees, stockholders and directors and officers shall be liable for failure to demand, collect or realize upon any of the Collateral or for any delay in doing so or shall be under any obligation to sell or otherwise dispose of any Collateral upon the request of any Grantor or any other Person or to take any other action whatsoever with regard to the Collateral or any part thereof. The powers conferred on the Trustee hereunder are solely to protect the Trustee’s and the Holders’ interests in the Collateral and shall not impose any duty upon the Trustee or any Holder to exercise any such powers. The Trustee shall be accountable only for amounts that its actually receives as a result of the exercise of such powers, and neither it nor any of its agents, employees, stockholders and directors and officers shall be responsible to any Grantors for any act or failure to act hereunder, except for their own gross negligence or willful misconduct. To the fullest extent permitted by applicable law, the Trustee shall be under no duty whatsoever to make or give any presentment, notice of dishonor, protest, demand for performance, notice of non-performance, notice of intent to accelerate, notice of acceleration, or other notice or demand in connection with any Collateral or the Obligations, or to take any steps necessary to preserve any rights against any Grantor or any other Person or ascertaining or taking action with respect to calls, conversions, exchanges, maturities, tenders or other matters relative to any Collateral, whether or not it has or is deemed to have knowledge of such matters. Each Grantor, to the extent permitted by applicable law, waives any right of marshaling in respect of any and all Collateral, and waives any right to require the Trustee or any Holder to proceed against any Grantor or any other Person, exhaust any Collateral or enforce any other remedy which the Trustee or any Holder now has or may hereafter have against each Grantor and any other Person.
          Section 6.03 Filing of Financing Statements. Pursuant to the UCC and any other applicable law, each Grantor authorizes the Trustee to file or record financing statements and other filing or recording documents or instruments with respect to the Collateral in such form and in such offices as the Trustee reasonably determines appropriate to perfect the security interests of the Trustee under this Agreement. A photographic or other reproduction of this Agreement shall be sufficient as a financing statement or other filing or recording document or instrument for filing or recording in any jurisdiction.
          Section 6.04 Authority of Trustee. Each Grantor acknowledges that the rights and responsibilities of the Trustee under this Agreement with respect to any action taken by the Trustee or the exercise or non-exercise by the Trustee of any option, voting right, request, judgment or other right or remedy provided for herein or resulting or arising out of this Agreement or in connection with the Obligations shall, as between the Trustee and the Holders, be governed by the Indenture and by such other agreements with respect thereto as may exist from time to time among them, but, as between the Trustee and the Grantors, the Trustee shall be conclusively presumed to be acting as agent for the Holders with full and valid authority so to act or refrain from acting, and no Grantor shall be under any obligation, or entitlement, to make any inquiry respecting such authority.
          Section 6.05 Limitation on Duty of Trustee in Respect of Collateral. Notwithstanding anything to the contrary set forth in this Agreement or in any other Note Document, the Trustee shall not be responsible for filing any financing or continuation statements or recording any documents or instruments in any public office at any time or times or otherwise perfecting or maintaining the perfection of any security interest in the Collateral. The Trustee shall be deemed to have exercised reasonable care in the custody of the Collateral in its possession if the Collateral is accorded treatment substantially equal to that which it accords its own property, and shall not be liable or responsible for any loss or diminution in the value of any of the Collateral, by reason of the act or omission of any carrier, forwarding agency or other agent or bailee by the Trustee in good faith.
     Notwithstanding anything to the contrary set forth in this Agreement or in any other Note Document, the Trustee shall not be responsible for the existence, genuineness or value of any of the Collateral, or for the validity, perfection, priority or enforceability of the Liens in any of the Collateral, whether impaired by operation of law or by reason of any action or omission to act on its part hereunder, for the validity or sufficiency of the Collateral or any agreement or assignment contained therein, for the validity of the title of such Grantor to the Collateral, for insuring the Collateral or for the payment of taxes, charges, assessments or Liens upon the Collateral or otherwise as to the maintenance of the Collateral. The Trustee shall have no duty to ascertain or inquire as to the performance or observance of any of the terms of this Agreement or any other Note Document by such Grantor or any other party to such documents.
          Section 6.06 Asset Based Lending Credit Facility. The Trustee acknowledges that the Company is currently in discussions with one or more banks, financial institutions, or funds regarding the possibility of establishing a loan or credit facility (the “ABL Facility”) providing the Company and/or one or more of its Subsidiaries with a revolving line of credit which may be secured by Receivables and other assets of the Company and the Grantors that do not constitute Collateral hereunder. With respect to such ABL Facility and the lead lender or agent for the lenders under the ABL Facility (the “ABL Agent”), the Trustee hereby:
               (a) acknowledges that Receivables and identifiable Proceeds (including proceeds of insurance directly relating to Receivables) thereof do not constitute Collateral hereunder and agrees not to contest the validity, perfection, priority or enforceability of any Liens thereon granted to the ABL Agent or the lenders under the ABL Facility;
               (b) agrees that, as between the ABL Agent and the Trustee, the ABL Agent shall have the exclusive right to negotiate or adjust any insurance settlement relating exclusively to Receivables;
               (c) agrees that it will, promptly following written request of the ABL Agent, turn over to the Company or the ABL Agent, as applicable, any tangible property in its possession that serves as collateral for the obligations of the Company and its Subsidiaries under the ABL Facility, provided that such property is specifically identified in such request and does not constitute Collateral hereunder;
               (d) agrees to use reasonable efforts to provide the ABL Agent with a copy of any notice sent to the Company indicating that either an Event of Default has occurred under the Indenture or that the Trustee is accelerating the maturity of the Notes in accordance with the Indenture; and
               (e) agrees to provide the ABL Agent with reasonable access, upon reasonable notice and during normal business hours, to any books and records of the Company and the Grantors in its possession to the extent such books and records relate to collateral for the obligations of the Company and the Grantors under the ABL Facility.
The provisions of this Section 6.06 shall become effective upon receipt by the Trustee of written notice from the Company that the ABL Facility has been established and providing the Trustee with the name, address, contact information, and responsible person at the ABL Agent and such other information as the Trustee may reasonably request. Once effective, the provisions of this Section 6.06 shall remain effective until the earlier of (1) the repayment in full of all amounts owed (other then contingent reimbursement, indemnity and similar obligations) by the Company and its Subsidiaries under the ABL Facility and termination of all lending commitments thereunder and (2) the satisfaction and discharge of the Indenture pursuant to Article 9 thereof. The Company, each Grantor and the Trustee each hereby acknowledge that the ABL Agent shall be a third party beneficiary of the provisions of this Section 6.06.
          Section 6.07 Incorporation by Reference; Indemnity and Expenses.
               (a) The rights, privileges, protections and benefits given to the Trustee under the Indenture are extended to, and shall be enforceable by, the Trustee in connection with the execution, delivery and administration of this Agreement and any action taken by or omitted to be taken by the Trustee in connection with its appointment and performance under this Agreement.
               (b) In addition to the rights afforded the Trustee under paragraph (a) of this Section 6.07, each Grantor agrees to indemnify and hold harmless the Trustee and its officers, employees and agents from and against any and all claims, losses, liabilities and expenses arising out of or resulting from this Agreement (including enforcement of this Agreement), except for any such claims, losses, liabilities or expenses resulting from the Trustee’s negligence, willful misconduct or bad faith.
               (c) Without limiting the rights afforded to the Trustee and its officers, employees and agents pursuant to paragraph (b) of this Section 6.07 or otherwise, each Grantor will, upon demand, pay to the Trustee the amount of any and all reasonable expenses, including the reasonable fees and disbursements of its counsel and of any experts and agents, which the Trustee may incur in connection with (i) the execution and administration of this Agreement, (ii) the custody, preservation, use or operation of, or the sale of, collection from, or other realization upon, any of the Collateral, (iii) the exercise or enforcement of any of the rights of the Trustee hereunder, and (iv) the failure of such Grantor to perform or observe any of the provisions hereof.
ARTICLE VII
Miscellaneous
          Section 7.01 Waiver. No failure on the part of the Trustee or any Holder to exercise and no delay in exercising, and no course of dealing with respect to, any right, power, privilege or remedy or any abandonment or discontinuance of steps to enforce such right, power, privilege or remedy under this Agreement shall operate as a waiver thereof, nor shall any single or partial exercise of any right, power, privilege or remedy under this Agreement preclude or be construed as a waiver of any other or further exercise thereof or the exercise of any other right, power, privilege or remedy. The remedies provided herein are cumulative and not exclusive of any remedies provided by law or equity.
          Section 7.02 Notices. All notices and other communications provided for herein shall be given in the manner and subject to the terms of Section 11.02 of the Indenture; provided that any such notice, request or demand to or upon such Grantor shall be addressed to such Grantor at its notice address set forth on Schedule 7.02.
          Section 7.03 Payment of Expenses, Indemnities, Etc.
               (a) Each Grantor agrees to pay or reimburse the Trustee for all out-of-pocket expenses incurred by such Person, including the fees, charges and disbursements of any counsel for the Trustee, in connection with the enforcement or protection of its rights in connection with this Agreement or otherwise enforcing or preserving any rights under this Agreement.
               (b) Each Grantor agrees to pay, and to indemnify and save the Trustee and the Holders harmless from, any and all claims, liabilities and expenses with respect to, or resulting from any delay in paying, any and all Taxes which may be payable or determined to be payable with respect to any of the Collateral or in connection with any of the transactions contemplated by this Agreement.
               (c) The agreements in this Section 7.03 shall survive repayment of the Obligations and all other amounts payable under the Indenture and the other Note Documents.
          Section 7.04 Amendments in Writing. No amendment, modification, or waiver of any provision of this Agreement, and no consent with respect to any departure by any Grantor, shall be effective unless the same is in writing and conforms to the requirements set forth in Article 8 of the Indenture.
          Section 7.05 Successors and Assigns. The provisions of this Agreement shall be binding upon each Grantor and its successors and assigns and shall inure to the benefit of the Trustee and the Holders and their respective successors and assigns.
          Section 7.06 Survival; Revival; Reinstatement.
               (a) All covenants, agreements, representations and warranties made by each Grantor herein and in the certificates or other instruments delivered in connection with or pursuant to this Agreement or any other Note Document to which it is a party shall be considered to have been relied upon by the Trustee and shall survive the execution and delivery of this Agreement, regardless of any investigation made by any such other party or on its behalf and notwithstanding that the Trustee may have had notice or knowledge of any Default or incorrect representation or warranty at the time any credit is extended hereunder, and shall continue in full force and effect as long as the principal of or any accrued interest on any Note or any other amount payable under the Indenture is outstanding and unpaid. The provisions of Section 7.03 shall survive and remain in full force and effect regardless of the consummation of the transactions contemplated hereby, the repayment of the Notes, or the termination of this Agreement or any other Note Document or any provision hereof or thereof.
               (b) To the extent that any payments on the Obligations or proceeds of any Collateral are subsequently invalidated, declared to be fraudulent or preferential, set aside or required to be repaid to a trustee, debtor in possession, receiver or other Person under any bankruptcy law, common law or equitable cause, then to such extent, the Obligations so satisfied shall be revived and continue as if such payment or proceeds had not been received and the Trustee’s and the Holders’ Liens, security interests, rights, powers and remedies under this Agreement shall continue in full force and effect. In such event, this Agreement shall be automatically reinstated and each Grantor shall take such action as may be reasonably requested by the Trustee to effect such reinstatement.
          Section 7.07 Counterparts; Integration; Effectiveness.
               (a) This Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract.
               (b) This Agreement and the other Note Documents and any separate letter agreements with respect to fees payable to the Trustee constitute the entire contract among the parties relating to the subject matter hereof and thereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof and thereof. This Agreement and the other Note Documents represent the final agreement among the parties hereto and thereto and may not be contradicted by evidence of prior, contemporaneous or subsequent oral agreements of the parties. There are no unwritten oral agreements between the parties.
               (c) This Agreement shall become effective when it shall have been executed by the Trustee and when the Trustee shall have received counterparts hereof which, when taken together, bear the signatures of each of the other parties hereto, and thereafter shall be binding upon and inure to the benefit of the parties hereto, the Holders and their respective successors and assigns. Delivery of an executed counterpart of a signature page of this Agreement by telecopy or other electronic means shall be effective as delivery of a manually executed counterpart of this Agreement.
          Section 7.08 Severability. Any provision of this Agreement held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions hereof or thereof; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction.
          Section 7.09 Governing Law. THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.
          Section 7.10 Headings. Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and shall not affect the construction of, or be taken into consideration in interpreting, this Agreement.
          Section 7.11 Acknowledgments. Each Grantor hereby acknowledges that:
               (a) neither the Trustee nor any holder of Notes has any fiduciary relationship with or duty to any Grantor arising out of or in connection with this Agreement or any of the other Note Documents, and the relationship between the Company, on the one hand, and the Trustee and the Holders, on the other hand, in connection herewith or therewith is solely that of debtor and creditor;
               (b) no joint venture is created hereby or by the other Note Documents or otherwise exists by virtue of the transactions contemplated hereby among the Holders or among the Grantors and the Holders; and
               (c) each of the parties hereto specifically agrees that it has a duty to read this Agreement and the other Note Documents and agrees that it is charged with notice and knowledge of the terms of this Agreement and the other Note Documents; that it has in fact read this Agreement and the other Note Documents and is fully informed and has full notice and knowledge of the terms, conditions and effects thereof; that it has been represented by independent legal counsel of its choice throughout the negotiations preceding its execution of this Agreement; and has received the advice of its attorney in entering into this Agreement. Each party hereto agrees and covenants that it will not contest the validity or enforceability of any exculpatory provision on the basis that the party had no notice or knowledge of such provision or that the provision is not “conspicuous.”
          Section 7.12 Domestic Restricted Subsidiaries. In the event that, after the date hereof, another Person is required to become a Guarantor by executing and delivering to the Trustee a supplement to the Indenture pursuant to Section 4.20 thereof, then (i) each such Person shall concurrently execute and deliver to the Trustee (1) one or more additional security agreements, assignments of insurance, assignments of earnings, or other security documents, or one or more amendments or supplements to the Security Documents in existence on the Issue Date, which shall, in each case, be in form and substance satisfactory to the Trustee, pursuant to which such Person shall grant first priority security interests and/or Liens to the Trustee in, respectively, such Collateral; and (2) documents necessary and appropriate to perfect the Trustee’s first priority Liens and security interests in such Collateral, including, without limitation, any necessary or appropriate Uniform Commercial Code financing statements or amendments thereto; (ii) such Person shall make such filings and take such other actions as are necessary to perfect the Trustee’s first priority security interest in and Lien (subject to no Liens other than Permitted Collateral Liens) on the Collateral of such Person; and (iii) such Person shall deliver or cause to be delivered to the Trustee an Opinion of Counsel acceptable in form and substance to the Trustee and stating that (A) the Security Documents constitute valid, binding and enforceable obligations of such Person; (B) the Trustee has a valid Lien or duly perfected security interest (as the case may be) in the Collateral.
          Section 7.13 Asset Sale Proceeds Account. In the event that the provisions of Section 4.12 of the Indenture require the establishment of one or more Asset Sale Proceeds Accounts, then the Trustee shall, at the expense of the Company, promptly establish such Asset Sale Proceeds Accounts as follows: such Asset Sale Proceeds Accounts shall be either (a) a Deposit Account maintained with, and in the name of, the Trustee and the Trustee shall have exclusive control, including the exclusive right of withdrawal, over such Asset Sale Proceeds Account, or, if requested by the Company, or (b) a securities account (as such term is defined in 8-501 of the UCC), established with a Qualified Securities Intermediary, and the Trustee shall have sole control thereof and shall be the entitlement holder (as such term is defined in Section 8-102 of the UCC) with respect to the financial assets (as such term is defined in Section 8-102 of the UCC) credited to such Asset Sale Proceeds Account. In addition, upon the establishment of such Asset Sale Proceeds Account under clause (b) above, (i) the Company shall execute and deliver to the Trustee (A) an amendment to this Agreement in form and substance satisfactory to the Trustee pursuant to which the Company grants first priority security interests to the Trustee in such Asset Sale Proceeds Account and all proceeds and products thereof; and (B) documents necessary and appropriate to perfect the Trustee’s first priority security interest in such Asset Sales Proceeds Account and all proceeds and products thereof; (ii) the Company shall deliver or cause to be delivered to the Trustee an Opinion of Counsel acceptable in form and substance to the Trustee and stating that (I) such amendment to this Agreement constitutes a valid, binding and enforceable obligation of the Company; and (II) upon the action of the Qualified Securities Intermediary in identifying the Trustee as the entitlement holder (as such term is defined in Section 8-102 of the UCC) with respect to all of the financial assets (as such term is defined in Section 8-102 of the UCC) credited to such Asset Sale Proceeds Account, the security interests of the Trustee in such Asset Sale Proceeds Account will be perfected through control (as such term is defined in Section 8-106 of the UCC). Prior to the occurrence of an Event of Default, the Company shall have the right to direct the Trustee to invest amounts credited to any Asset Sale Proceeds Account created pursuant to clause (b) above in Temporary Cash Investments as selected by the Company, provided that if the Company gives no such instructions or if an Event of Default occurs and is continuing, the Trustee shall invest such amounts in direct obligations of, or obligations guaranteed by, the United States of America having maturities of six months or less. In any event, all such investments shall be treated as financial assets (as such term is defined in Section 8-102 of the UCC) which shall be credited to such Asset Sale Proceeds Account.
     In the event that, pursuant to the provisions of Sections 4.12 and 12.03 of the Indenture, the Company desires or is required to withdraw or apply amounts on deposit in any Asset Sale Proceeds Account as set forth in such Sections 4.12 and 12.03, then the Company shall deliver to the Trustee (a) an Officers’ Certificate (i) stating that the application of such amounts complies with the terms and conditions of the Indenture (including, without limitation, Sections 4.12 and 12.03 of the Indenture) and this Agreement, (including, without limitation, the provisions of this Section 7.13); and (ii) specifically describing the purposes for which such amounts will be used; and (b) in the event that such amounts are used to acquire assets that are to become Collateral hereunder, all documentation (including, without limitation, any necessary or appropriate Uniform Commercial Code financing statements or amendments thereto) necessary or reasonably requested by the Trustee to grant to the Trustee a perfected first priority security interest in and Lien (subject to no Liens other than Permitted Collateral Liens) on such additional assets. Upon the Company’s compliance with the foregoing provisions, at the expense of the Company (x) the Trustee shall direct that such amounts on deposit in such Asset Sale Proceeds Account be applied as requested by the Company, and (y) the Company shall take the steps necessary or appropriate to perfect the Trustee’s security interest in and Lien on such additional assets (if any).
     Any interest or other income generated in or by any Asset Sales Proceeds Account shall be credited to such account and any tax liabilities related thereto shall be attributable to the Company notwithstanding the fact that such account may be in the name of the Trustee.
          Section 7.14 Releases, Substitution, etc.
               (a) Release. The Trustee shall release the Collateral only in compliance with the provisions of Section 12.03 of the Indenture and the relevant provisions of this Agreement.
               (b) Substitution. The Company shall have the right, from time to time, to substitute new Collateral for existing Collateral in compliance with the provisions of Section 12.03 of the Indenture.
               (c) Retention in Satisfaction. Except as may be expressly applicable pursuant to Section 9-620 of the UCC, no action taken or omission to act by the Trustee or the Holders hereunder shall be deemed to constitute a retention of the Collateral in satisfaction of the Obligations or otherwise to be in full satisfaction of the Obligations, and the Obligations shall remain in full force and effect, until the Trustee and the Holders shall have applied payments (including, without limitation, collections from Collateral) towards the Obligations in the full amount then outstanding or until such subsequent time as is provided in Section 9.01 of the Indenture.
          Section 7.15 Acceptance. Each Grantor expressly waives notice of acceptance of this Agreement, acceptance on the part of the Trustee and the Holders being conclusively presumed by their request for this Agreement and delivery of the same to the Trustee.
          Section 7.16 Resignation or Removal of Trustee. If the Trustee resigns or is removed in accordance with the terms of the Indenture, such retiring Trustee shall cease to be a party to this Agreement and all obligations imposed upon such retiring Trustee pursuant to this Agreement shall be terminated as to such retiring Trustee and deemed to be imposed upon the successor Trustee appointed pursuant to the terms of the Indenture.

     IN WITNESS WHEREOF, each of the undersigned has caused this Security Agreement to be duly executed and delivered as of the date first above written.

Company:	Basic Energy Services, Inc.
	By:	/s/ Kenneth V. Huseman
Kenneth V. Huseman
President

Grantors:	Basic Energy Services GP, LLC Basic Energy Services, L.P.
By: Basic Energy Services GP, LLC,
its General Partner
Basic ESA, Inc.
Chaparral Service, Inc.
Basic Marine Services, Inc.
First Energy Services Company
Hennessey Rental Tools, Inc.
Oilwell Fracturing Services, Inc.
Wildhorse Services, Inc.
LeBus Oil Field Service Co.
Globe Well Service, Inc.
SCH Disposal, L.L.C.
JS Acquisition LLC
JetStar Holdings, Inc.
Acid Services, LLC
JetStar Energy Services, Inc.
Sledge Drilling Corp.
Permian Plaza, LLC
Xterra Fishing & Rental Tools Co.

	By:	/s/ Kenneth V. Huseman
Kenneth V. Huseman
President of each Grantor, including but not limited to Basic ESA, Inc.

Basic Energy Services LP, LLC
	By:	/s/ Jerry Tufly
Jerry Tufly
President

Signature Page – Security Agreement

Acknowledged and Agreed to as
of the date hereof by:

Trustee:	THE BANK OF NEW YORK MELLON TRUST COMPANY, N.A., as Trustee

	By:	/s/ Julie Hoffman-Ramos
		Name:	Julie Hoffman-Ramos
		Title:	Assistant Treasurer

Signature Page – Security Agreement

EXHIBIT A
FORM OF IRREVOCABLE DE-REGISTRATION AND EXPORT REQUEST AUTHORIZATION
July 31, 2009

To:	FAA Aircraft Registry Oklahoma City, Oklahoma

Re:	Irrevocable De-Registration and Export Request Authorization
The undersigned is the registered owner of that certain King Air 350 model Beech aircraft bearing manufacturer’s serial number FL-212 and United States nationality and registration marks N350AB (together with all installed, incorporated or attached accessories, parts and equipment, the “Aircraft”).
This instrument is an irrevocable de-registration and export request authorization issued by the undersigned in favor of The Bank of New York Mellon Trust Company, N.A., as Trustee (the “Authorized Party”) under the authority of Article XIII of the Protocol to the Convention on International Interests in Mobile Equipment on matters Specific to Aircraft Equipment. In accordance with that Article, the undersigned hereby requests:
     (i) recognition that the Authorized Party or the person it certifies as its designee is the sole person entitled to:
     (a) procure the de-registration of the Aircraft from the United States Civil Aircraft Register maintained by the Federal Aviation Administration for the purposes of Chapter III of the Convention on International Civil Aviation, signed at Chicago, on 7 December 1944; and
     (b) procure the export and physical transfer of the Aircraft from the United States; and
     (ii) confirmation that the Authorized Party or the person it certifies as its designee may take the action specified in clause (i) above on written demand without the consent of the undersigned and that, upon such demand, the authorities in the United States shall co-operate with the Authorized Party with a view to the speedy completion of such action.
               The rights in favor of the Authorized Party established by this instrument may not be revoked by the undersigned without the written consent of the Authorized Party.
Basic ESA, Inc.
By: /s/ Kenneth V. Huseman
       Kenneth V. Huseman
       President
Exhibit A-1

Schedule 1.01
Maritime Assets
Maritime Assets shall include the following:
Four (4) inland barge drilling rigs designated as Units 101A, 111A, 12A, and 151 A
Schedule 1.01 - 1

Schedule 3.01
Financing Statements
See attached.

Schedule 3.01 - 1

Schedule 3.02
Filings and Other Actions Required to Perfect Security Interests
Uniform Commercial Code Filings:

Name of Grantor	Filing Office
Basic Energy Services, Inc.	Secretary of State of the State of Delaware
Acid Services, LLC	Secretary of State of the State of Kansas
Basic Energy Services GP, LLC	Secretary of State of the State of Delaware
Basic Energy Services LP, LLC	Secretary of State of the State of Delaware
Basic Energy Services, L.P.	Secretary of State of the State of Delaware
Basic ESA, Inc.	Secretary of State of the State of Texas
Basic Marine Services, Inc.	Secretary of State of the State of Delaware
Chaparral Service, Inc.	Secretary of State of the State of New Mexico
First Energy Services Company	Secretary of State of the State of Delaware
Globe Well Service, Inc.	Secretary of State of the State of Texas
Hennessey Rental Tools, Inc.	County Clerk of Oklahoma County, Oklahoma
JetStar Energy Services, Inc.	Secretary of State of the State of Texas
JetStar Holdings, Inc.	Secretary of State of the State of Delaware
JS Acquisition LLC	Secretary of State of the State of Delaware
LeBus Oil Field Service Co.	Secretary of State of the State of Texas
Oilwell Fracturing Services, Inc.	County Clerk of Oklahoma County, Oklahoma
Permian Plaza, LLC	Secretary of State of the State of Texas
SCH Disposal, L.L.C.	Secretary of State of the State of Texas
Sledge Drilling Corp.	Secretary of State of the State of Texas
Wildhorse Services, Inc.	County Clerk of Oklahoma County, Oklahoma
XTERRA Fishing & Rental Tools Co.	Secretary of State of the State of Texas
Patent and Trademark Filings: None
Description of Commercial Tort Claims: None
Aircraft Collateral Filings: The Security Agreement and any other documents indicated in the opinion of FAA counsel to the Initial Purchasers dated the Issue Date

Schedule 3.02 - 1

Schedule 3.03
Location of Jurisdiction of Organization and Chief Executive Office
Legal name of Company: Basic Energy Services, Inc.
Address: 500 W. Illinois, Suite 100, Midland, Texas 79701
All names and trade names that the Company has used in the last five years: N/A
Jurisdiction of organization: Delaware
Organizational number: 3611854
Taxpayer identification number: 54-2091194
Location of chief executive office or sole place of business over the last five years: 500 W. Illinois, Suite 100, Midland, Texas 79701; 400 W. Illinois, Suite 800, Midland, Texas 79701
Legal name of Grantor: Acid Services, LLC
Address: 500 W. Illinois, Suite 100, Midland, Texas 79701
All names and trade names that the Grantor has used in the last five years: N/A
Jurisdiction of organization: Kansas
Organizational number: 2347722
Taxpayer identification number: 48-1180455
Location of chief executive office or sole place of business over the last five years: 500 W. Illinois, Suite 100, Midland, Texas 79701; 400 W. Illinois, Suite 800, Midland, Texas 79701; 9320 East Central, Wichita, Kansas 67206
Legal name of Grantor: Basic Energy Services GP, LLC
Address: 500 W. Illinois, Suite 100, Midland, Texas 79701
All names and trade names that the Grantor has used in the last five years: N/A
Jurisdiction of organization: Delaware
Organizational number: 3611876
Schedule 3.03 - 1

Taxpayer identification number: 54-2091197
Location of chief executive office or sole place of business over the last five years: 500 W. Illinois, Suite 100, Midland, Texas 79701; 400 W. Illinois, Suite 800, Midland, Texas 79701
Legal name of Grantor: Basic Energy Services LP, LLC
Address: 607 25 Road, Suite 200, Grand Junction, Colorado 81505
All names and trade names that the Grantor has used in the last five years: N/A
Jurisdiction of organization: Delaware
Organizational number: 3611879
Taxpayer identification number: 54-2091195
Location of chief executive office or sole place of business over the last five years: 607 25 Road, Suite 200, Grand Junction, Colorado 81505; 6121 Highway 64, Bloomfield, NM 87413
Legal name of Grantor: Basic Energy Services, L.P.
Address: 500 W. Illinois, Suite 100, Midland, Texas 79701
All names and trade names that the Grantor has used in the last five years: Energy Air Drilling Service Co.
Jurisdiction of organization: Delaware
Organizational number: 2307778
Taxpayer identification number: 75-2441819
Location of chief executive office or sole place of business over the last five years: 500 W. Illinois, Suite 100, Midland, Texas 79701; 400 W. Illinois, Suite 800, Midland, Texas 79701
Legal name of Grantor: Basic ESA, Inc.
Address: 500 W. Illinois, Suite 100, Midland, Texas 79701
All names and trade names that the Grantor has used in the last five years: Rolling Plains Well Service, Inc.
Jurisdiction of organization: Texas
Organizational number: 57139400
Schedule 3.03 - 2

Taxpayer identification number: 75-1772279
Location of chief executive office or sole place of business over the last five years: 500 W. Illinois, Suite 100, Midland, Texas 79701; 400 W. Illinois, Suite 800, Midland, Texas 79701
Legal name of Grantor: Basic Marine Services, Inc.
Address: 500 W. Illinois, Suite 100, Midland, Texas 79701
All names and trade names that the Grantor has used in the last five years: Basic Energy Services Offshore LLC, and Basic Energy Services Offshore, Inc.
Jurisdiction of organization: Delaware
Organizational number: 3917169
Taxpayer identification number: 20-2274888
Location of chief executive office or sole place of business over the last five years: 500 W. Illinois, Suite 100, Midland, Texas 79701; 400 W. Illinois, Suite 800, Midland, Texas 79701
Legal name of Grantor: Chaparral Service, Inc.
Address: 500 W. Illinois, Suite 100, Midland, Texas 79701
All names and trade names that the Grantor has used in the last five years: N/A
Jurisdiction of organization: New Mexico
Organizational number: 642181
Taxpayer identification number: 85-0206424
Location of chief executive office or sole place of business over the last five years: 500 W. Illinois, Suite 100, Midland, Texas 79701; 400 W. Illinois, Suite 800, Midland, Texas 79701; 2404 W. Texas Ave., Eunice, New Mexico 88231
Legal name of Grantor: First Energy Services Company
Address: 500 W. Illinois, Suite 100, Midland, Texas 79701
All names and trade names that the Grantor has used in the last five years:       N/A
Jurisdiction of organization: Delaware
Schedule 3.03 - 3

Organizational number: 3215172
Taxpayer identification number: 84-1424993
Location of chief executive office or sole place of business over the last five years: 500 W. Illinois, Suite 100, Midland, Texas 79701; 400 W. Illinois, Suite 800, Midland, Texas 79701
Legal name of Grantor: Globe Well Service, Inc.
Address: 500 W. Illinois, Suite 100, Midland, Texas 79701
All names and trade names that the Grantor has used in the last five years:      N/A
Jurisdiction of organization: Texas
Organizational number:     46471700
Taxpayer identification number: 75-1634275
Location of chief executive office or sole place of business over the last five years: 500 W. Illinois, Suite 100, Midland, Texas 79701; 400 W. Illinois, Suite 800, Midland, Texas 79701; 101 Mississippi, Big Lake, Texas 76932
Legal name of Grantor: Hennessey Rental Tools, Inc.
Address: 500 W. Illinois, Suite 100, Midland, Texas 79701
All names and trade names that the Grantor has used in the last five years: N/A
Jurisdiction of organization: Oklahoma
Organizational number: 1900529237
Taxpayer identification number: 73-1435063
Location of chief executive office or sole place of business over the last five years: 500 W. Illinois, Suite 100, Midland, Texas 79701; 400 W. Illinois, Suite 800, Midland, Texas 79701; 10830 S. Oakwood Road, Waukomis, Oklahoma 73773
Legal name of Grantor: JetStar Energy Services, Inc.
Address: 500 W. Illinois, Suite 100, Midland, Texas 79701
All names and trade names that the Grantor has used in the last five years: N/A
Jurisdiction of organization: Texas
Schedule 3.03 - 4

Organizational number: 800481218
Taxpayer identification number: 68-0605237
Location of chief executive office or sole place of business over the last five years: 500 W. Illinois, Suite 100, Midland, Texas 79701; 400 W. Illinois, Suite 800, Midland, Texas 79701; 750 N. St. Paul St., Suite 530, Dallas, Texas 75201
Legal name of Grantor: JetStar Holdings, Inc.
Address: 500 W. Illinois, Suite 100, Midland, Texas 79701
All names and trade names that the Grantor has used in the last five years: N/A
Jurisdiction of organization: Delaware
Organizational number: 3954247
Taxpayer identification number: 74-3144248
Location of chief executive office or sole place of business over the last five years: 500 W. Illinois, Suite 100, Midland, Texas 79701; 400 W. Illinois, Suite 800, Midland, Texas 79701; 750 N. St. Paul St., Suite 530, Dallas, Texas 75201
Legal name of Grantor: JS Acquisition LLC
Address: 500 W. Illinois, Suite 100, Midland, Texas 79701
All names and trade names that the Grantor has used in the last five years: Jetstar Consolidated Holdings, Inc.
Jurisdiction of organization: Delaware
Organizational number: 4278935
Taxpayer identification number: 26-2529500
Location of chief executive office or sole place of business over the last five years: 500 W. Illinois, Suite 100, Midland, Texas 79701; 400 W. Illinois, Suite 800, Midland, Texas 79701
Legal name of Grantor: LeBus Oil Field Service Co.
Address: 500 W. Illinois, Suite 100, Midland, Texas 79701
All names and trade names that the Grantor has used in the last five years: N/A
Schedule 3.03 - 5

Jurisdiction of organization: Texas
Organizational number: 77931600
Taxpayer identification number: 75-2073125
Location of chief executive office or sole place of business over the last five years: 500 W. Illinois, Suite 100, Midland, Texas 79701; 400 W. Illinois, Suite 800, Midland, Texas 79701; PO Box 550, Overton, Texas 75684
Legal name of Grantor: Oilwell Fracturing Services, Inc.
Address: 500 W. Illinois, Suite 100, Midland, Texas 79701
All names and trade names that the Grantor has used in the last five years: N/A
Jurisdiction of organization: Oklahoma
Organizational number: 1900377946
Taxpayer identification number: 73-1142826
Location of chief executive office or sole place of business over the last five years: 500 W. Illinois, Suite 100, Midland, Texas 79701; 400 W. Illinois, Suite 800, Midland, Texas 79701; 1020 N. Linwood, Cushing, Oklahoma 74023
Legal name of Grantor: Permian Plaza, LLC
Address: 500 W. Illinois, Suite 100, Midland, Texas 79701
All names and trade names that the Grantor has used in the last five years: N/A
Jurisdiction of organization: Texas
Organizational number: 800859993
Taxpayer identification number: 26-0753425
Location of chief executive office or sole place of business over the last five years: 500 W. Illinois, Suite 100, Midland, Texas 79701; 400 W. Illinois, Suite 800, Midland, Texas 79701

Schedule 3.03 - 6

Legal name of Grantor: SCH Disposal, L.L.C.
Address: 500 W. Illinois, Suite 100, Midland, Texas 79701
All names and trade names that the Grantor has used in the last five years: N/A
Jurisdiction of organization: Texas
Organizational number: 704317322
Taxpayer identification number: 75-2788335
Location of chief executive office or sole place of business over the last five years: 500 W. Illinois, Suite 100, Midland, Texas 79701; 400 W. Illinois, Suite 800, Midland, Texas 79701; 101 Mississippi, Big Lake, Texas 76932
Legal name of Grantor: Sledge Drilling Corp.
Address: 500 W. Illinois, Suite 100, Midland, Texas 79701
All names and trade names that the Grantor has used in the last five years: N/A
Jurisdiction of organization: Texas
Organizational number: 800575730
Taxpayer identification number: 20-4223140
Location of chief executive office or sole place of business over the last five years: 500 W. Illinois, Suite 100, Midland, Texas 79701; 400 W. Illinois, Suite 800, Midland, Texas 79701; 408 W. Wall, Midland, Texas 79701
Legal name of Grantor: Wildhorse Services, Inc.
Address: 500 W. Illinois, Suite 100, Midland, Texas 79701
All names and trade names that the Grantor has used in the last five years: Wick Co., Inc.
Jurisdiction of organization: Oklahoma
Organizational number: 1900694769
Taxpayer identification number: 06-1641442

Shedule 3.03 - 7

Location of chief executive office or sole place of business over the last five years: 500 W. Illinois, Suite 100, Midland, Texas 79701; 400 W. Illinois, Suite 800, Midland, Texas 79701; 6020 Oklahoma Ave., Woodward, Oklahoma 73801
Legal name of Grantor: XTERRA Fishing & Rental Tools Co.
Address: 500 W. Illinois, Suite 100, Midland, Texas 79701
All names and trade names that the Grantor has used in the last five years: N/A
Jurisdiction of organization: Texas
Organizational number: 158550700
Taxpayer identification number: 76-0647818
Location of chief executive office or sole place of business over the last five years: 500 W. Illinois, Suite 100, Midland, Texas 79701; 400 W. Illinois, Suite 800, Midland, Texas 79701; 2900 East I-20, Odessa, Texas 79766

Schedule 3.03 - 8

Schedule 3.05
Location of Equipment
See attached.

Schedule 3.05 - 1

Schedule 3.05
Location of Equipment

Plant	Name	Number	Street	City	County	Postl Code	ST
101	Basic Energy Services	500	West Illinois	Midland	Midland	79701	TX
103	Basic Energy Services	500	West Illinois	Midland	Midland	79701	TX
104	Basic Energy Services	500	West Illinois	Midland	Midland	79701	TX
105	Basic Energy Services	500	West Illinois	Midland	Midland	79701	TX
106	Basic Energy Services	5805	East Hwy 80	Midland	Midland	79706	TX
107	Maint. Yard Midland	5805	East Hwy 80	Midland	Midland	79706	TX
108	Basic Energy Services	500	West Illinois	Midland	Midland	79701	TX
109	Basic Energy Services	7744	US 87 North	San Angelo	Tom Green	76901	TX
110	Basic Energy Services	500	West Illinois	Midland	Midland	79701	TX
111	Basic Energy Services	5805	East Hwy 80	Midland	Midland	79706	TX
112	Basic Energy Services	500	West Illinois	Midland	Midland	79701	TX
114	Basic Energy Services	500	West Illinois	Midland	Midland	79701	TX
115	Basic Energy Services	500	West Illinois	Midland	Midland	79701	TX
116	Basic Energy Services	500	West Illinois	Midland	Midland	79701	TX
117	Basic Energy Services	500	West Illinois	Midland	Midland	79701	TX
118	Basic Energy Services	500	West Illinois	Midland	Midland	79701	TX
119	Basic Energy Services	500	West Illinois	Midland	Midland	79701	TX
120	Basic Energy Services	500	West Illinois	Midland	Midland	79701	TX
121	Basic Energy Services	511	West Ohio	Midland	Midland	79701	TX
122	Basic Energy Services	600	West Illinois	Midland	Midland	79701	TX
123	Basic Energy Services	600	West Illinois	Midland	Midland	79701	TX
124	Basic Energy Services	500	West Illinois	Midland	Midland	79701	TX
125	Basic Energy Services	500	West Illinois	Midland	Midland	79701	TX
126	Basic Energy Services	500	West Illinois	Midland	Midland	79701	TX
127	Basic Energy Services	5805	East Hwy 80	Midland	Midland	79706	TX
1000	Basic Energy Services	400	West Illinois Suite 800	Midland	Midland	79701	TX
1101	RM Region Office	607	25 Road, Suite 200	Grand Junction	Mesa	81505	CO
1102	RM Saftey	607	25 Road, Suite 200	Grand Junction	Mesa	81505	CO
1103	RM Marketing	607	25 Road, Suite 200	Grand Junction	Mesa	81505	CO
1104	Farmington	6121	Highway 64	Bloomfield	San Juan	87413	NM
1106	Rangely	2603	East Main Street	Rangely	Rio Blanco	81648	CO
1107	Vernal	1080	East Hwy 40, Suite A	Vernal	Uintah	84078	UT
1201	NPB Region Office	2204	Gregg St	Big Spring	Howard	79720	TX
1202	NPB Safety	2204	Gregg St	Big Spring	Howard	79720	TX
1203	NPB Marketing	2204	Gregg St	Big Spring	Howard	79720	TX
1204	Andrews	2130	South Highway 385	Andrews	Andrews	79714	TX
1205	Big Spring	2206	North Highway 87	Big Spring	Howard	79720	TX
1206	Carlsbad	2008	E. Orchard Lane	Carlsbad	Eddy	88220	NM

Schedule 3.05
Location of Equipment

Plant	Name	Number	Street	City	County	Postl Code	ST
1207	Denver City	1171	State Highway 83	Denver City	Yoakum	79323	TX
1208	Eunice	2404	W. Texas Ave	Eunice	Lea	88231	NM
1209	Hobbs	3503	Industrial Drive	Hobbs	Lea	88240	NM
1210	Levelland	2045	West State Road #300	Levelland	Hockley	79336	TX
1211	Seminole		2-1/2 Mile West Highway 180	Seminole	Gaines	79360	TX
1212	Snyder	304	North College Avenue	Snyder	Scurry	79549	TX
1213	Loco Hills	132952	Lovington Hwy	Artesia	Eddy	88210	NM
1216	Northern Permian Fluid Sales	511	West Ohio Ave, Suite 110	Midland	Midland	79701	TX
1301	S PB Region Office	1330	East 8th St, Suite 315	Odessa	Ector	79761	TX
1302	SPB Saftey	1330	East 8th St, Suite 315	Odessa	Ector	79761	TX
1303	SPB Marketing	1330	East 8th St, Suite 315	Odessa	Ector	79761	TX
1304	Artesia	11383	Lovington Highway	Artesia	Eddy	88210	NM
1305	Big Lake	101	North Mississippi	Big Lake	Reagan	76932	TX
1306	Crane	898	North Highway 385	Crane	Crane	79731	TX
1307	Fluid Sales	511	W. Ohio, Suite 110	Midland	Midland	79702	TX
1309	Kermit	312	East Highway 302	Kermit	Winkler	79745	TX
1310	Midland	2700	East I-20	Midland	Midland	79701	TX
1311	Odessa	3301	North FM 1936	Odessa	Ector	79764	TX
1312	Midland Plugging Operations	1110	West County Rd 114	Midland	Midland	79706	TX
1313	Fort Stockton	566	W 48 Lane	Fort Stockton	Pecos	79735	TX
1401	ALT Region Office	3400	W. Marshall Ave.	Longview	Gregg	75604	TX
1402	ALT Saftey	3400	W. Marshall Ave.	Longview	Gregg	75604	TX
1403	ALT Marketing	3400	W. Marshall Ave.	Longview	Gregg	75604	TX
1404	West ALT District	3400	W. Marshall Ave.	Longview	Gregg	75604	TX
1405	Kilgore	6308	Highway 42 North	Kilgore	Gregg	75662	TX
1406	Minden	105	Swid Drive	Sibley	Webster	71073	LA
1407	Palestine	1970	Hwy 84 East	Palestine	Anderson	75801	TX
1408	Talco	8936	FM 71 East	Talco	Titus	75487	TX
1409	Gulf Coast ALT District	3400	W. Marshall Ave.	Longview	Gregg	75604	TX
1450	East ALT District	3400	W. Marshall Ave.	Longview	Gregg	75604	TX
1451	Deberry	1723	FM 31N	De Berry	Panola	75639	TX
1453	Overton	1995	State Hwy 42 S	Overton	Rusk	75684	TX
1454	Tenaha	724	Highway 84 E	Tenaha	Shelby	75974	TX
1455	Beaumont	9045	Hwy 124	Beaumont	Jefferson	77705	TX
1456	Dayton	1705	Hwy 146 South	Dayton	Liberty	77535	TX
1457	Alvin	9111	Hwy 35	Liverpool	Brazoria	77577	TX
1458	Nacogdoches	12975	North US Hwy 59	Nacogdoches	Nacogdoches	75965	TX
1459	Teague	108	FM 533	Teague	Freestone	75860	TX
1460	South ALT District	3400	W. Marshall Ave.	Longview	Gregg	75604	TX

Schedule 3.05
Location of Equipment

Plant	Name	Number	Street	City	County	Postl Code	ST
1462	Franklin	6148	N FM 46	Franklin	Robertson	77856	TX
1501	GC Region Office	5606	N Navarro, Suite-306	Victoria	Victoria	77904	TX
1502	GC Saftey	5606	N Navarro, Suite-306	Victoria	Victoria	77904	TX
1503	GC Marketing	5606	N Navarro, Suite-306	Victoria	Victoria	77904	TX
1505	Alice	6089	E Hwy 44	Alice	Jim Wells	78333	TX
1506	Beeville	4638	Fish Lane	Beeville	Bee	78102	TX
1507	Katy	5351	First Street, Suite A	Katy	Fort Bend	77493	TX
1508	Pearsall	2180	IH 35 South	Pearsall	Frio	78061	TX
1551	Ganado	1275	State Hwy 172	Ganado	Jackson	77962	TX
1552	Halletsville	2587	US Hwy 77 South	HALLETTSVILLE	Lavaca	77964	TX
1553	Kenedy	318	Industrial Blvd	Kenedy	Karnes	78119	TX
1554	LaGloria	5101	FM 1017	San Isidro	Starr	78588	TX
1555	Premont	1104	FM 716	Premont	Jim Wells	78375	TX
1556	Refugio	1207	Swift Street	Refugio	Refugio	78377	TX
1557	Zapata	810	W on FM 496	Zapata	Zapata	78076	TX
1601	MC Region Office	804	S. Mustang Rd.	Yukon	Canadian	73099	OK
1602	MC Saftey	804	S. Mustang Rd.	Yukon	Canadian	73099	OK
1603	MC Marketing	804	S. Mustang Rd.	Yukon	Canadian	73099	OK
1604	MC Region	804	S. Mustang Rd.	Yukon	Canadian	73099	OK
1605	Abilene	4488	Newman Road East I-20	Abilene	Taylor	79608	TX
1606	Bridgeport	1102	Brush Street	Bridgeport	Wise	76426	TX
1607	Graham	3026	Highway 16 South	Graham	Young	76450	TX
1608	Sweetwater	2306	East Broadway	Sweetwater	Nolan	79556	TX
1609	Aspermont	1649	South Broadway	Aspermont	Stonewall	79502	TX
1610	Knox City	100	N. Birch	Knox City	Knox	79529	TX
1611	El Reno	2424	East Hwy 66	El Reno	Canadian	73036	OK
1612	Lindsay	401	SE 4th	Lindsay	Garvin	73052	OK
1613	Velma		Hwy 7 Alma Road	Velma	Stephens	73491	OK
1614	Woodward	500	East Oklahoma	Woodward	Woodward	73801	OK
1615	Lindsay Fluid Services	301	E. Pawnee	Lindsay	Garvin	73052	OK
1616	Jacksboro	1595	Hwy 281 South	Jacksboro	Jack	76458	TX
1617	Cleburne	2005	S. Main	Cleburne	Johnson	76033	TX
1618	Enid		Hwy 60	Fairview	Major	73737	OK
1701	PP&WL Region Office	14902	IH-20	Cisco	Eastland	76437	TX
1702	PP&WL Saftey	14902	IH-20	Cisco	Eastland	76437	TX
1703	PP&WL Marketing	14902	IH-20	Cisco	Eastland	76437	TX
1704	Maint. Yard Cisco	14902	IH-20	Cisco	Eastland	76437	TX
1705	Albany	5690	Hwy 180 East	Albany	Shackelford	76430	TX
1706	Cisco	14902	IH-20	Cisco	Eastland	76437	TX

Schedule 3.05
Location of Equipment

Plant	Name	Number	Street	City	County	Postl Code	ST
1707	Graham	1100	Dresser Street	Graham	Young	76450	TX
1708	BASiC Wireline — Albany	9555	US Hwy 283 South	Albany	Shackelford	76430	TX
1709	BASiC Wireline — Granbury	8500	Silver Spur Court	Cresson	Hood	76035	TX
1710	Electra	1300	S. Bailey	Electra	Wichita	76360	TX
1711	Knox City	211	W. Main	Knox City	Knox	79529	TX
1712	Cushing	1020	North Linwood	Cushing	Payne	74023-1346	OK
1713	El Dorado	339	Industrial Road	El Dorado	Union	71730	AR
1714	Longview	9674	Highway 149	Longview	Gregg	75603	TX
1715	Gainesville	479	FM 1630	Gainesville	Cooke	76240	TX
1716	Jacksboro	213	FM 4	Jacksboro	Jack	76458	TX
1717	Liberal	1700	S. County Estates Rd.	Liberal	Seward	67901	KS
1718	Pratt	10244	NE Hwy 61	Pratt	Pratt	67124	KS
1719	Gillette	24	Union Chapel Road	Gillette	Campbell	82718	WY
1720	Fairview		Hwy 60 & State Rd. Junction,	Fairview	Major	73737	OK
1721	Midland, PP&WL	1110	West County Road 114	Midland	Midland	79706	TX
1804	Greeley	695	Cherry Avenue	Greeley	Weld	80631	CO
1805	Belfield	3308	Hwy 85 North	Belfield	Stark	58622	ND
1806	Williston	14082	West Front Street	Williston	Williams	58801	ND
1807	Glendive	1212	South Merrill Avenue	Glendive	Dawson	59330	MT
1808	Sidney	35302	County Road 130	Sidney	Richland	59270	MT
1809	Gillette	24	Union Chapel Road	Gillette	Campbell	82718	WY
1810	Casper	2140	North 7 Mile Road	Casper	Natrona	82604	WY
1811	La Barge	333	North Main Street	La Barge	Lincoln	83123	WY
1812	Rock Springs	360	Signal Drive	Rock Springs	Sweetwater	82901	WY
1813	Wamsutter	512	Riner Avenue	Wamsutter	Sweetwater	82336	WY
1901	RAFT Region Office	511	W. Ohio, Suite 401	Midland	Midland	79701	TX
1902	RAFT Saftey	511	W. Ohio, Suite 401	Midland	Midland	79701	TX
1903	RAFT Marketing	511	W. Ohio, Suite 401	Midland	Midland	79701	TX
1904	Abilene, TX — Tool	2249	S. Treadaway	Abilene	Taylor	79602	TX
1905	Andrews, TX — Tool	510	N.W. Mustang Drive	Andrews	Andrews	79714	TX
1906	Artesia, NM — Tool	301	Commerce Street	Artesia	Eddy	88211	NM
1907	Big Spring, TX — Tool	2008	West I-20	Big Spring	Howard	79720	TX
1908	Breckenridge, TX — Tool	3433	West Walker	Breckenridge	Stephens	76424	TX
1909	Bridgeport, TX — Tool	2103	Hwy 114	Bridgeport	Wise	76426	TX
1910	Cleburne, TX — Tool	210	Kimberly	Cleburne	Johnson	76031	TX
1911	Fort Lupton, CO — Tool	1632	Denver Avenue	Fort Lupton	Weld	80621	CO
1912	Hobbs, NM — Tool	4710	W. Carlsbad Hwy	Hobbs	Lea	88240	NM
1913	Knox City, TX — Tool		Hwy 6 North	Knox City	Knox	79529	TX
1914	Midland, TX — Tool	5509	South County Road 1185	Midland	Midland	79702	TX

Schedule 3.05
Location of Equipment

Plant	Name	Number	Street	City	County	Postl Code	ST
1915	Odessa, TX — Tool	2900	East I-20	Odessa	Ector	79766	TX
1916	Perryton, TX — Tool	422	Industrial Road	Perryton	Ochiltree	79070	TX
1917	San Angelo, TX — Tool	4652	S. Chadbourne	San Angelo	Tom Green	76903	TX
1918	Snyder, TX — Tool	213	N. College	Snyder	Scurry	79549	TX
1919	Sonora, TX — Tool	603	N. Crockett	Sonora	Sutton	76950	TX
1920	Velma, OK — Tool	1407	Old Hwy 7	Velma	Stephens	73491	OK
1921	Waukomis, OK — Tool	10830	South Oakwood Rd	Waukomis	Garfield	73773	OK
1922	Woodward, OK — Tool	6020	Oklahoma Ave	Woodward	Woodward	73801	OK
1923	Hobbs, NM — Machine Shop	3600	NW County Road	Hobbs	Lea	88241	NM
1924	RAFT Maintenance	3433	West Walker	Breckenridge	Stephens	76424	TX
1925	RAFT Maintenance	6121	Hwy 64	Bloomfield	San Juan	87413	NM
1926	Grand Junction — Tool	2466	Industrial Blvd	Grand Junction	Mesa	81505	CO
2000	Basic Marine Services	400	West Illinois Suite 800	Midland	Midland	79701	TX
2004	Houma	214	Industrial Ave B	Houma	Terrebonne	70363	LA
3001	CD Region Office	511	W. Ohio, Suite 405	Midland	Midland	79701	TX
3002	CD Saftey	511	W. Ohio, Suite 405	Midland	Midland	79701	TX
3003	CD Marketing	511	W. Ohio, Suite 405	Midland	Midland	79701	TX

Schedule 3.08

Intellectual Property
Copyrights and Copyright Licenses: None
Patents and Patent Licenses: None
Trademarks and Trademark Licenses:
Basic
Serial No. 78493425
Date: October 1, 2004
Jetstar Energy Services
Reg No. 3,367,639
Date: January 15, 2008

Schedule 3.08

Schedule 7.02
Notice Address of Each Grantor
The notice address for each Grantor is as follows:
Basic Energy Services, Inc.
500 W. Illinois, Suite 100
Midland, Texas 79701
Attention: Chief Financial Officer
Tel: (432) 620-5500
Fax: (432) 620-5501
with copy to:
Andrews Kurth LLP
600 Travis, Suite 4200
Houston, Texas 77002
Attention: David C. Buck, Esq.
Tel: (713) 220-4200
Fax: (713) 220-4285

Schedule 7.02